Brawley plant closure, lower gross margins impact net income
Company Files Fiscal Year 2013 Results

U.S. Premium Beef has closed its fiscal year 2013 and has filed the results with the Securities and Exchange Commission. For the fiscal year, which ended December 28, 2013, USPB recorded a net loss of $11.2 million compared to net income of $ 2.7 million during the prior fiscal year. The $13.9 million decrease was primarily due to a net loss at National Beef, which was the result of the impairment charge related to National Beef’s decision to close the Brawley plant, which is expected to occur in May 2014, and lower gross margins.

Gross margins in 2013 continued to be under pressure, due in part to the declining U.S. cattle herd, which was impacted by drought conditions across key cattle raising areas in 2012. They were also impacted by the loss of Walmart as a customer for National Beef’s consumer-ready products. Although gross margins during fiscal year 2013 were down, National Beef’s revenues were largely unchanged as compared to the previous fiscal year primarily due to slightly higher selling prices, but fewer cattle processed.t

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2014, which ends August 30, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓AgStockTrade.com has a mobile website which will communicate USPB Class A and Class B buy and sell offers on a real time basis. From your smart phone’s web browser, enter http://uspb.agstocktrade.com to access the mobile site and view trade activity. If you have questions about this application, call AgStockTrade.com at 800-859-3018.t

USPB Non-Conditional Unit Trade Report
	FY 2014 Trades	Most Recent Trades
# Class A Units	1,450	1,450
Avg. Price Per Unit	$161.41	$161.41
# Class B Units	0	6,270
Avg. Price Per Unit	0	$174.25
Opportunity to showcase our commitment to safety, quality
National Beef, USPB Ranchers and Feedlots Host Japanese Customer

Last month, National Beef and U.S. Premium Beef met with representatives of Zensho, a large Japanese based restaurant chain, to help them understand how our production system— from the ranch to the processor—is committed to delivering a safe, consistent, high quality product their customers expect. “Zensho is a major Japanese restaurant chain with about 3,600 restaurants in Japan, China, Hong Kong, Singapore and the U.S., among others,” Peter Michalski, vice president of National Beef’s International Division, explains. “Their menus vary by restaurants including sushi, beef bowl, steak and Italian cuisine.

“Due to the BSE event in 2003, their upper management was weary about purchasing U.S. beef until about 2-3 years ago,” he points out. “They decided to start buying U.S. beef only after auditing plants, feedlots and ranches.

“Their main concern is that no meat and bone meal is used in feed,” Michalski adds. “They actually test for this as well as interview plant, feedlot and ranch managers on the feed ingredients used. The purpose of their visit was to tour our Liberal and Dodge City plants and look at operations. They also wanted to visit feedlots and ranches that supply cattle to National Beef.”

That’s where U.S. Premium Beef got involved. Brian Bertelsen, USPB vice president of Field Operations, asked several ranches and feed-lots who market cattle through USPB to participate. “We’re always ready to assist National Beef with educating customers from around the world and promoting beef from our producer-owners,” Bertelsen says. “We have a great story to tell.”

“We really appreciate the willingness of our producers to host National Beef customers,” he adds. “Over the years there have been quite a few customer groups visit feedlots and ranches. It is common for other U.S. packers to offer plant tours and feedlot visits. However, we can visit ranches and even seedstock producers to show customers how USPB’s producer-owners have the ability to design cattle that will be harvested at National

…continued on page 4

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U.S. Premium Beef, LLC Annual Meeting

See You in Kansas City

Much of fiscal year 2013 presented a challenging feeding environment for cattle feeders who delivered cattle to U.S. Premium Beef. High corn prices resulted in high costs of gains and red ink during a good portion of the year. However, in spite of those challenges, our producers consistently delivered quality cattle that hit the target set by our grids. That contributed to strong grid premiums paid per head and, in some cases, turned a cattle feeding loss into a profit.

Unitholders and associates who delivered cattle to National Beef’s Kansas and California plants received an average of $60.37 per head above the cash market, or more than $46.5 million in total grid premiums, both of which lagged only fiscal year 2012’s totals. USPB producers have now delivered more than 10.8 million head through USPB since beginning operations in 1997.

USPB unitholders also realized solid prices paid for Class A units in fiscal year 2013. Class A units sold for an average of $70 per unit more than in fiscal year 2012. The average price paid for Class B unit prices decreased $15.17 per unit from fiscal year 2012 prices.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations.

This service again worked well for both parties in 2013. Delivery right lease rates increased to $8 per delivery right in September. In total, our cattle deliverers continued to use a high percentage of delivery rights available during 2013.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to National Beef’s Kansas plants by leasing delivery rights through the USPB facilitated program in 2013 received average grid premiums of $56.96 per head.

I encourage you to attend our annual meeting on March 28 to learn more about our 2013 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB.

See you in Kansas City.

Schedule
Thursday, March 27*

4:30 p.m.	Cattle Performance Summary

6:30 p.m.	Reception
Meet Board of Director Candidates,
USPB and National Beef staff

Friday, March 28*

8:00 a.m.	Registration

8:30 a.m.	National Beef Presentation
National Beef staff

10:00 a.m.	U.S. Premium Beef Business Meeting
USPB staff

The annual meeting will conclude with lunch following the USPB business meeting.

*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $104. Cutoff date for the annual meeting rate was March 13. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362-2779

Holiday Inn Express-KCI—next to Hilton—11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City
Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

     U.S. Premium Beef, LLC
Annual Meeting Pre-Registration Form

March 27 & 28, 2014

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by March 17, 2014.

PLEASE PRINT CLEARLY

Unitholder or Associate Name: ______________________________________________________

Name of Attendee:________________________________________________________________

Address:_______________________________________________________________________

City, State Zip:___________________________________________________________________

Phone:_________________________________        E-Mail Address: _______________________

Events:	Additional Registrations:
USPB Cattle Performance Summary March 27—4:30 p.m. ____ Number of people attending	This meeting is open only to USPB unit- holders and associate producers, family members and employees.
Reception March 27—6:30 p.m. ____ Number of people attending	Name:____________________________________

Relationship:_______________________________

Name:____________________________________

Relationship:_______________________________

Name:____________________________________

Relationship:_______________________________

National Beef Presentation March 28—8:30 a.m. ____ Number of people attending
USPB Business Meeting March 28—10:00 a.m. ____ Number of people attending
Lunch March 28 ____ Number of people attending

Please complete form and return to:

U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195

(866) 877-2525 phone • (816) 713-8810 fax

Qualified Seedstock Suppliers Spring Bull Sale Dates
The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales during March and April. See USPB’s web page for links that detail sale times and locations.t
Marshall & Fenner	March 21
Oleen Brothers	March 24
Rishel Angus	March 24
Larson Angus Ranch	March 26
Pelton Simmental/Red Angus	March 26
Gardiner Angus Ranch	April 5
Mogck & Sons Angus	April 11
Heartland Simmental and Angus	April 26
In addition, the following USPB QSS members are selling bulls at private treaty during the spring:
Blair Brothers Angus	Chair Rock Angus
Dalebanks Angus	Harms Plainview Ranch
McCurry Brothers Angus	Trumbull Genetics

National Beef, USPB Ranchers…	continued from page 1

Beef. Our situation is unique to the U.S. beef processing industry, especially on our scale. It’s also an opportunity to showcase some really outstanding cattle and the great people who raise and care for them.”

On day one, after visiting the National Beef plant at Liberal, KS, the group met with Mick Sharp, manager of Ashland Feeders located near Ashland, KS. Then, the group continued to Giles Ranch and met with Roger Giles and daughters, Jenny Giles Betschart and Katie Giles Shaw. On day two, the group toured the National Beef plant in Dodge City, KS, and visited Jerry Bohn, manager of Pratt Feeders at Pratt, KS. The final stop was CB Farms, Preston, KS, where the group was hosted by Berry and Carla Bortz and their son, Brandon.

“Beef production in the United States is very different than the domestic cattle industry in Japan and many other parts of the world,” Bertelsen explains. “So a big part of these tours includes the basics of how USPB producers raise and manage their cattle. On this tour, the Zensho staff had specific questions for our producers so they could assure their consumers that U.S. beef is safe.”

“The visit was a success,” Michalski notes. “The Zensho representatives were very impressed and satisfied with what they saw and heard. They will start placing orders with National Beef in April.”t

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 2/09/14 to 3/08/14
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.96	64.86
Prime	3.61	5.02
CH & PR	80.18	81.66
CAB	30.94	35.48
BCP	18.24	17.68
Ungraded	0.48	0.35
Hard Bone	0.59	0.31
YG1	4.56	4.80
YG2	27.29	26.71
YG3	46.69	48.00
YG4	19.01	18.45
YG5	2.45	2.02
Light Weight	0.36	0.25
Heavy Weight	0.69	0.41
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$17.57	$22.59
Yield Benefit	$33.78	$60.79
Yield Grade	-$7.98	-$7.06
Out Weight	-$1.34	-$0.83
Natural	$1.58	$2.65
Total Premium	$43.61	$78.14